Exhibit 8.1

REVOLVING CREDIT LOAN AGREEMENT

THIS REVOLVING CREDIT LOAN AGREEMENT, is made this 15th day of July, 2013, by and between Capall Stables, Inc. (the "Borrower"), a Delaware corporation, and SC Capital ("Lender"), a California Corporation.

WHEREAS, Borrower is desirous of borrowing sums from time to time up to an aggregate amount of Five Hundred Thousand Dollars ($500,000) from Lender in the form of a revolving line of credit;

WHEREAS, Lender is willing to provide the above-described loans to Borrower on the terms and conditions hereinafter set forth;

WHEREAS, the parties previously entered into an Revolving Line of Credit on February 1, 2013;

WHEREAS, the previous agreement entered into by the parties is hereby terminated and replaced by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties agree as follows:

1. Terms of Revolving Credit. Subject to the terms and conditions of this Agreement, Lender hereby agrees to establish a revolving credit facility (hereinafter, the "Revolving Credit") in the maximum amount of Five Hundred Thousand Dollars ($500,000) in favor of Borrower on the following terms and conditions:

a. The term of the Revolving Credit shall begin on the date hereof and shall end on the earlier to occur of that date which is two years following the date the first advance is made under the Revolving Credit or December 31, 2015, (the "Repayment Date").

b. Concurrently herewith, Borrower shall execute a Revolving Credit Master Note in favor of Lender in the face amount of $500,000 (the "Note"), payable on or before the first day of the 36th month following the Repayment Date, in the form attached hereto as Exhibit A and incorporated by reference herein.

c. Advances under the Revolving Credit may be made, at the discretion of Lender in accordance with the terms of this Agreement, at any time prior to the Repayment date upon receipt by Lender of written request therefor signed by Borrower; at no time shall the aggregate obligation of Borrower to Lender exceed Five Hundred Thousand Dollars ($500,000). Advances under the Revolving Credit which result in the aggregate outstanding balance of principal and interest to be greater than $75,000 shall require the prior written approval of the President or Chief Financial Officer of Lender. Borrower may at any time prior to the Repayment Date repay all or any part of said loans under the Revolving Credit and subsequently receive further advances, consistent with the terms and conditions hereof.

d. Principal amounts due under the Revolving Credit shall bear an interest rate of 9% and shall be payable in accordance with the terms of the Note.

e. Borrower may prepay under the Note at any time in any amount without premium or penalty.

f. Amounts borrowed under the Revolving Credit shall be used for the purposes specified in Section 10a(1) of this Agreement.

2. Fees and Expenses. Borrower agrees to reimburse Lender for all out-of-pocket costs and expenses incurred by Lender in connection with this Revolving Credit (including legal expenses incurred in the preparation of this Agreement, the Note, the Guarantee and other documents in connection herewith not to exceed $10,000 (the "Document Preparation Fees")) and making, protection, enforcement and collection of all amounts advanced under the Revolving Credit. These costs are to include the fees of counsel at any time now or hereafter incurred by Lender, and all costs and expenses incurred in enforcing the rights of Lender under this Agreement whether or not upon the occurrence of any Event of Default (hereinafter defined).

3. Promises to Pay. Borrower promises to pay to Lender when due, whether by normal maturity, acceleration or otherwise, the entire outstanding principal amount of the Revolving Credit, together with interest, and all other amounts payable by Borrower to Lender hereunder, including costs of collection.

4.  Lock-up Agreement. The Lender agrees and acknowledges that the Borrower cannot issue Lender unregistered securities of its Company in exchange for the discharge or as payment for the debt owed under this Agreement unless:

i.	Lender agrees that the shares received shall be restricted from resell or transfer for 12 months from the date that Lender receives the shares;
ii.	Lender may not rely on Rule 144(d)(3)(ii) of the Securities Act of 1933 in the calculation of the 12 month holding period; and
iii.	Lender may not rely on Rule 144(d)(1)(i) of the Securities Act of 1933 to shorten the holding period to 6 months from the date the Lender receives the shares.

Lender acknowledges and agrees that if Lender agrees to accept shares as repayment such shares shall carry a legend stating: “In accordance with the Company’s Articles of Incorporation, these shares are subject to a Lock-Up Agreement between the Shareholder and Capall Stables, Inc.  Pursuant to the Lock-Up Agreement these shares will not be deposited under Rule 144 Exemptions or have the restrictive legend released until a minimum of 12 months from the issuance date.”

5. Collateral/Guaranty.
(a) In consideration for this Agreement, Borrower hereby grants to Lender a security interest in, and assigns and pledges to Lender, the collateral ("Collateral") described in Exhibit C, and incorporated by reference herein, to secure the payment, performance and observance of all indebtedness, obligations and liabilities of Borrower to Lender under this Agreement and the Note.
(b) Payment of all sums due and payable hereunder and under the Note shall be secured by and in the manner provided in that certain guarantee (the "Guarantee") by Joseph Wade (the "Guarantor"), dated the date hereof and made for the benefit of Lender, in the form attached hereto as Exhibit B and incorporated by reference herein.

6. Events of Default; Acceleration. Any or all of the liabilities of Borrower to the Lender in connection with the Revolving Credit shall, at the option of Lender, be immediately due and payable upon the occurrence of any of the following events of default (each of which shall be hereinafter referred to as an "Event of Default"): (a) default in the payment, when due or payable, of any obligation of Borrower under this Agreement or the Note; (b) if any representation or warranty by Borrower hereunder or by the Guarantor under the Guarantee is not complete or accurate at any time that any advances are outstanding hereunder; (c) issuance of any injunction or of an attachment or judgment against any property of Borrower or the Guarantor which is not discharged within thirty (30) days sifter issuance; (d) the insolvency of Borrower or the Guarantor, or the filing of any bankruptcy, reorganization, debt arrangement or other proceeding or case against Borrower or the Guarantor under any bankruptcy or insolvency law or commencement of any dissolution or liquidation proceeding against Borrower or the Guarantor, any of which is either consented to or acquiesced in by Borrower or the Guarantor or remains undismissed for sixty (60) days after the date of entry or the commencement by Borrower or the Guarantor of a voluntary case under the federal bankruptcy laws or any state insolvency or similar laws, or the consent by Borrower or the Guarantor to the appointment of a receiver, liquidator, assignee, trustee, custodian or similar official for Borrower or the Guarantor or any of its or his property, as the case may be, or the making by Borrower or the Guarantor of any assignment for the benefit of creditors or the failure by Borrower or the Guarantor generally to pay Borrower's or the Guarantor's debts, as the case may be, as they become due; (e) a change in the condition or affairs (financial or otherwise) of borrower or the guarantor which in the opinion of the Lender increases Lender's risk in connection with the Revolving Credit or impairs the prospect of timely payment of the Revolving Credit; (f) default in the performance of any obligation, covenant or agreement contained or referred to herein or in the Note or in the Guarantee; (g) the death of Guarantor; or (h) failure of a "Condition of Lending" described hereinafter in Section 7.

7. Waivers. Borrower waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, and all other action taken in reliance hereon and all other demands and notices of any type.

8. Conditions of Lending. This Agreement and any and all advances under the Revolving Credit are and shall at all times be subject to the following:

a. The representations and warranties of Borrower and the Guarantor to Lender shall be complete and accurate on the date hereof and on and as of the date of each advance under the Revolving Credit with the same effect as though such representations and warranties had been made on and as of such date.

b. All covenants and agreements required to be performed by Borrower under this Agreement and under the Note and of the Guarantor under the Guarantee shall have been performed to the satisfaction of Lender as and when required.

c. On the date hereof and on and as of the date of each advance under the Revolving Credit no Event of Default shall have occurred and no condition, event or act which, with the giving of notice or the lapse of time or both would constitute an Event of Default shall have occurred or shall exist.

d. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance satisfactory to Lender and its counsel.

9. Borrower's Representations and Warranties. To induce Lender to enter into this Agreement, borrower represents and warrants to Lender as follows:

a. Existence; Power; Authority. Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) has the power to own its property and to carry on its business and is qualified to do business and is in good standing in each jurisdiction in which the character of properties owned by it or the transaction of its business makes such qualification necessary. Borrower is duly and validly authorized by all necessary corporation action and has full power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver this Agreement and the Note, and to perform and comply with the terms, conditions, and agreements set forth herein and therein.

b. Binding Agreement. This Agreement constitutes, and the Note, when made and delivered for value received will constitute, the valid and legally binding obligations of Borrower, enforceable in accordance with their respective terms.

c. Litigation. There are no proceedings pending or, to the knowledge of Borrower, threatened before any court, administrative body or other tribunal which could adversely affect the financial condition or operations of Borrower or which relate to any of the matters described in clauses (e) and (h) of Section 5 hereof.

d. No Conflicting Agreements. The execution of and performance under this Agreement and the Note and the borrowings hereunder and thereunder by the Borrower will not violate: (A) any statute, regulation or other provision of law; (B) any order of a court or instrumentality of government having jurisdiction over the Borrower; (C) any provision of the Articles or By-Laws of the Borrower; and (D) any indenture, contract, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound. There are no provisions of any existing mortgage, deed of trust, contract, lease, or other agreement of any kind binding on the Borrower or affecting its business or property which would conflict with or in any way restrict or prohibit the execution, delivery or performance of the terms of this Agreement or the Note.

e. Information. All information, whether provided orally or contained in any financial statement, report, certificate, opinion, letter or any other written document, given to Lender by Borrower, by the Guarantor or by any other person in connection with the Revolving Credit at any time during the term hereof is and shall constitute a representation and warranty by Borrower hereunder. Borrower hereby represents and warrants that all such information is in all material respects true, complete and accurate, and does not and shall not fail to state any material fact or any fact necessary to make such information not misleading.

f. Assets and Properties. Borrower has good and marketable title to all of its assets and properties, free and clear of any security interest, liens or encumbrances of any type or kind whatsoever.

g. Taxes. All taxes, assessments, impositions and levies of any type or kind imposed upon Borrower and its properties, operations, and income ("Taxes") have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof, except for those being contested in good faith and by appropriate proceedings by Borrower.

h. Violation of Laws, etc. (1) Neither the consummation of this Agreement nor the use, directly or indirectly, of all or any portion of the proceeds of the Revolving Credit will violate or result in a violation of any provision of any applicable law or of any applicable order of, or restriction imposed by, any applicable governmental or regulatory entity or authority.

(2) There are no plans of a type described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in respect of which Borrower (or an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended) is an "Employer" as defined in Section 3(5) of ERISA, maintained by Borrower or any subsidiary of Borrower, or under which Borrower or any such subsidiary has any liability. No such plan or trust forming a part thereof has been terminated since September 1, 1974. Borrower shall give Lender prompt written notice of the adoption of any such plans.

10. Borrower's Covenants. Until all obligations and liabilities of Borrower to Lender under this Agreement and the Note have been paid and performed in full, borrower shall keep and perform the following covenants, and does hereby covenant, agree and promise to Lender as follows:

a. General Affirmative Covenants. Borrower shall, at all times during the term of the Revolving Credit and at all times that any advances hereunder are outstanding, do the following:

(1) Use of Proceeds. Use any and all amounts advanced under this Agreement solely for the acquisition of thoroughbred to be owned and/or races by the Borrower, including any training costs incurred in connection with the acquisition of the thoroughbreds, and working capital needs of the of Borrower.

(2) Information. Furnish to Lender, promptly from time to time, such information concerning the operations, business, affairs, and financial condition of the Borrower as Lender may reasonably request.  However, such information shall only consist of information that has been publicly disseminated either through an 8-K or similar regulatory filing.   If Borrower provide Lender with information that has not been disclosed in such a manner Borrower will file an 8-K under Regulation FD of the Securities Act of 1933.

(3) Litigation. Promptly notify Lender of any litigation instituted or threatened against Borrower and of the entry of any judgment or lien against any of Borrower's assets or properties.

(4) Compliance with Laws. At all times comply with all applicable laws and orders of any court or other governmental authority, and all regulations and standards of any applicable regulatory entity.

(5) Maintain Existence. At all times maintain in full force and effect its corporate existence, rights, privileges, and qualify and remain qualified in all jurisdictions where qualification is required.

(6) Taxes. Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, pay and discharge all Taxes prior to the date when any interest or penalty would accrue for nonpayment thereof.

(7) Events of Default. Promptly inform Lender of the occurrence of any Event of Default or the occurrence of any condition, event or act which, with the giving of notice or lapse of time or both, would constitute an Event of Default hereunder.

(8) UCC. Borrower shall promptly provide any and all documents or assistance required by Lender to file an Secured Lien against the Borrower’s thoroughbreds and other assets as collateral for the revolving line of credit.

b. General Negative Covenants. Without the prior written consent of Lender, Borrower shall not at any time during the term of the Revolving Credit:

(1) Guarantees. Indorse, guarantee or become surety for the obligation of any person, firm or corporation, except as required in the ordinary course of business.

(2) Transfers and Encumbrances. Sell, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any of Borrower's property, real or personal, now owned or hereafter acquired, or permit any lien or security interest of exist thereon, except for Permitted Liens.

11. Confession of Judgment; Jurisdiction and Venue. (a) Upon the occurrence of any Event of Default hereunder and following acceleration of the Revolving Credit, Borrower authorizes and empowers any attorney admitted to practice before any court of record in the United States to appear on behalf of Borrower and confess judgments on behalf of the Borrower against Borrower in the full amount due under this Agreement plus attorneys' fees of fifteen percent (15%) of such amount. (Notwithstanding the amount of any such judgment, Lender agrees to use reasonable efforts to obtain legal counsel who will charge Lender for services on an hourly basis, at his or her customary hourly rates) and only for time expended and actual expenses incurred, and Lender agrees not to enforce a judgment for legal fees against Borrower in an amount in excess of the fees and expenses actually charged to Lender for services rendered by, and for actual expenses incurred by its counsel in connection with such confession of judgment and the collection of all amounts owed by Borrower to Lender.) In any action brought by Lender under this Agreement, Borrower consents to the exercise of personal jurisdiction over it by the courts of the State of California and agrees that venue shall be proper in any County of the State of California, in addition to any other court where venue may be proper. Borrower waives and releases, to the extent permitted by law, all errors and all rights of exemption appeal, stay of execution, in acquisition and extension upon any levy on real estate or personal property to which the Borrower may otherwise be entitled under the laws of the United States of America now in force or which may hereafter be passed, as well as the benefit of any or every statute, ordinance, or rule of court which may be lawfully waived conferring upon Borrower any right or privilege of exemption, stay of exercise, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against Borrower shall be exercisable concurrently in one or more jurisdictions and shall not be exhausted or extinguished by one or more exercises thereof, or by any imperfect exercise thereof or by any judgment entered pursuant thereto. Such authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as Lender shall deem necessary or desirable, for all of which this Agreement shall be sufficient warrant.

(b) In addition to any other remedies which Lender has hereunder or by law, upon Event of Default, Lender shall have the right to enforce its rights in the Collateral by giving notice of the Default to Borrower and foreclosing on the Collateral.

12. Notices. All notices, consents, approvals, requests, demands and other communications which are required or may be given hereunder shall be in writing and shall be duly given if personally delivered, sent by telefax, telegram or overnight courier or posted by U.S. registered or certified mail, return receipt requested, postage prepaid and addressed to the other parties at the addresses set forth below.

Lender:	SC Capital 575 Anton Blvd, Costa Mesa, California 92626
Borrower:	Capall Stables, Inc., 205 Ave. Del Mar #974, San Clemente, California 92674

Any party may from time to time change the address to which notices to it are to be sent by giving notice of such change to the other parties in the manner set forth herein. Notices shall be deemed given on the next business day following the day such notice is posted or sent by courier in the manner described above, and if sent by telefax or telegram, on the date such notice is sent, and if delivered in person, on the date so delivered. Any notice period shall commence on the day such notice is deemed given. For the purposes of this Agreement, the term "business day" shall include all days other than Saturdays, Sundays and federal banking holidays.

13. Miscellaneous.

a. No Waiver. No failure or delay of any party hereto to exercise any right given to it hereunder, or to insist on strict compliance with any provision hereunder, shall constitute a waiver of such provision or of any other provision hereof, or a waiver of any breach, and no waiver of any provision or breach of any provision shall constitute a waiver of any other provision or breach or of any subsequent breach of the same provision. No waiver shall be effective unless in writing and signed by the party having the right to waive such provision.

b. Survival. All covenants, agreements, representations and warranties made herein and in any other instruments or documents delivered pursuant hereto shall survive the execution and delivery of this Agreement and shall continue in full force and effect so long as any of the amounts due hereunder are outstanding and unpaid.

c. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, correspondence, understandings and agreements, if any, between the parties; no amendment or modification of this Agreement shall be binding on the parties unless made in writing and duly executed by all parties. There are no oral or implied agreements and no oral or implied warranties between the parties hereto other than those expressed herein.

d. Binding Effect; Assignability. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by the Borrower without the prior written consent of Lender.

e. Headings. The section and other headings in this Agreement are for reference only, and shall not limit or otherwise affect any of the terms hereof.

f. Further Assurances and Corrective Instruments. The parties hereto agree to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the parties hereto shall request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

g. Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

h. Governing Law. This Agreement is made in and shall be governed by and construed and interpreted in accordance with this laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, as of the day and year first above written.

BORROWER: CAPALL STABLES, INC.
By: ______________________ , President
LENDER: SC CAPITAL
By: ______________________ , President

EXHIBIT A

REVOLVING CREDIT MASTER NOTE

$500,000	California July 15, 2013

FOR VALUE RECEIVED, the undersigned (hereinafter, the "Borrower") promises to pay to the order of DEF, INC. (hereinafter, "Lender") at Lender's offices at 575 Anton Blvd, Costa Mesa, California 92626 or at such other place as the holder of this Note may from time to time designate, in lawful money of the United States of America, the principal sum of Five Hundred Thousand Dollars ($500,000) (or so much thereof as has been advanced or re-advanced hereunder from time to time) together with interest thereon at the rate and upon the terms hereinafter provided. The following terms shall apply to this Note.

1. Interest Rate. For the period from the date of this Note until the date on which the entire principal balance outstanding is paid in full (at stated maturity, on acceleration or otherwise), interest shall accrue on the principal balance from time to time outstanding at a floating rate equal to nine (9) percent.

2. Repayment. Interest accrued hereunder on the outstanding principal amount shall be paid monthly in arrears on the first day of each month, beginning on the first day of the month which immediately follows the first month in which there is an outstanding balance of principal under this Note.

The entire amount of principal outstanding on the Repayment Date (as hereafter defined), together with all accrued unpaid interest thereon at the rates hereinabove specified, shall be paid in 36 equal consecutive monthly installments on the first day of each calendar month commencing on the fist day of the month immediately following the Repayment date. For purposes of this Note, the "Repayment Date" is the earlier to occur of that date which is two years following the date the first advance is made under this Note or December 31, 2015

The entire unpaid balance of principal, together with all accrued and unpaid interest thereon, shall be paid in full on or before the first day of the 36th month following the Repayment Date.

3. Calculation of Interest. Interest shall be calculated on the basis of a three hundred sixty (360) days per year factor applied to the actual days on which there exists an unpaid principal balance. Interest shall be calculated by Lender and billed to Borrower for each appropriate period; provided, however, that failure of Lender to bill Borrower shall not relieve Borrower's payment obligations hereunder.

4. Application of Payments. All payments made hereunder shall be applied first to late penalties or other sums owing the holder, next to accrued and unpaid interest, and then to principal.

5. Optional Prepayment. Borrower may prepay this Note in whole or in part at any time or from time to time without penalty or additional interest.

6.  Lock-up Agreement. Holder agrees and acknowledges that the Borrower cannot issue Holder unregistered securities of its Company in exchange for the discharge or as payment for the debt owed under this Agreement unless:

i.	Holder agrees that the shares received shall be restricted from resell or transfer for 12 months from the date that Lender receives the shares;
ii.	Holder may not rely on Rule 144(d)(3)(ii) of the Securities Act of 1933 in the calculation of the 12 month holding period; and
iii.	Holder may not rely on Rule 144(d)(1)(i) of the Securities Act of 1933 to shorten the holding period to 6 months from the date the Lender receives the shares.

Holder acknowledges and agrees that if Holder agrees to accept shares as repayment such shares shall carry a legend stating: “In accordance with the Company’s Articles of Incorporation, these shares are subject to a Lock-Up Agreement between the Shareholder and Capall Stables, Inc.  Pursuant to the Lock-Up Agreement these shares will not be deposited under Rule 144 Exemptions or have the restrictive legend released until a minimum of 12 months from the issuance date.”

7. Collateral/Guaranty.
(a) In consideration for this Agreement, Borrower hereby grants to Lender a security interest in, and assigns and pledges to Lender, the collateral ("Collateral") described in Exhibit C, and incorporated by reference herein, to secure the payment, performance and observance of all indebtedness, obligations and liabilities of Borrower to Lender under this Agreement and the Note.

(b) Payment of all sums due and payable hereunder and under the Note shall be secured by and in the manner provided in that certain guarantee (the "Guarantee") by Joseph Wade (the "Guarantor"), dated the date hereof and made for the benefit of Lender, in the form attached hereto as Exhibit B and incorporated by reference herein.

8. Event of Default. As used herein the term "Event of Default" shall mean (a) a failure to make any payment of any amount required to be paid pursuant to this Note on the date such payment is due under this Note; and (b) an Event of Default as such term is defined under the Revolving Credit Loan Agreement between the parties of even date herewith (the "Loan Agreement").

9. Guarantee. Payment of all sums due and payable under this Note is secured by and in the manner provided in that certain Guarantee ("Guarantee") by Joseph Wade, dated the date hereof and made for the benefit of Lender.

10. Late Payment Penalty. Should any payment of interest or principal and interest due hereunder be received by the holder of this Note more than ten (10) days after its due date, Borrower shall pay a late payment penalty equal to five percent (5%) of the amount overdue for each month outstanding until paid, beginning with the due date of the late payment.

11. Acceleration Upon Event of Default. Upon the occurrence of an Event of Default, Lender may, at its option, in its sole and absolute discretion and without notice or demand, declare the entire unpaid balance of principal plus accrued interest and any other sums payable hereunder immediately due and payable.

12. Default Interest Rate. Upon the occurrence of an Event of Default, the rate of interest accruing on the disbursed unpaid principal balance shall automatically and without further action by Lender be increased by two (2) percentage points above the rate of interest otherwise applicable, independent of whether Lender elects to accelerate the unpaid principal balance as a result of such default.

13. Confession of Judgment. Upon the occurrence of any Event of Default, borrower authorizes and empowers any attorney admitted to practice before any court of record in the United States to appear on behalf of Borrower and confess judgment on behalf of Borrower against Borrower in the full amount due under this Agreement plus attorneys' fees of fifteen percent (15%) of such amount. (Notwithstanding the amount of any such judgment, Lender agrees by accepting this Note to use reasonable efforts to obtain legal counsel who will charge Lender for services on an hourly basis, at his or her customary hourly rates) and only for time expended and actual expenses incurred, and Lender agrees not to enforce a judgment for legal fees against

Borrower in an amount in excess of the fees and expenses actually charged to Lender for services rendered by, and for actual expenses incurred by its counsel in connection with such confession of judgment and the collection of all amounts owed by Borrower to Lender.) In any action brought by Lender under this Agreement, Borrower consents to the exercise of personal jurisdiction over it by the courts of the State of California and agrees that venue shall be proper in any County of the State of California, in addition to any other court where venue may be proper. Borrower waives and releases, to the extent permitted by law, all errors and all rights of exemption, appeal, stay of execution, inquisition and extension upon any levy on real estate or personal property to which Borrower may otherwise be entitled under the laws of the United States of America now in force or which may hereafter be passed, as well as the benefit of any or every statute, ordinance, or rule of court which may be lawfully waived conferring upon Borrower any right or privilege of exemption, stay of exercise, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against Borrower shall be exercisable concurrently in one or more jurisdictions and shall not be exhausted or extinguished by one or more exercises thereof, or by any imperfect exercise thereof or by arty judgment entered pursuant thereto. Such authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as Lender shall deem necessary or desirable, for all of which this Agreement shall be sufficient warrant.

14. Interest Rate After Judgment. If judgment is entered against Borrower on this Note, the amount of the judgment entered (which may include principal, interest, default interest, late charges, fees and costs) shall bear interest at the highest rate authorized under this Note as of the date of entry of the judgment.

15. Expenses of Collection. Should this Note be referred to an attorney for collection, whether or not judgment has been confessed or suit has been filed, Borrower shall pay all of Lender's actual costs, fees (including reasonable attorneys' fees) and expenses resulting from such referral.

16. Waiver of Protest. Borrower hereby waives presentment, notice of dishonor and protest.

17. Waiver. No failure or delay by the holder hereof to insist upon the strict performance of any term, provision, or agreement of this Note, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, provision or agreement or of any such breach, or preclude the holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note, the holder hereof shall not be deemed to have waived the right either to require prompt payment when due of all other amounts due under this Note, or to declare a default hereunder.

18. Notices. All notices, consents, approvals, requests, demands and other communications which axe required or may be given hereunder shall be in writing and shall be duly given if personally delivered, sent by telefax, telegram or overnight courier or posted by US. registered or certified mail, return receipt requested, postage prepaid and addressed to the other parties at the addresses set forth below.

Holder:	SC Capital 575 Anton Blvd, Costa Mesa, California 92626
Borrower:	Capall Stables, Inc., 205 Ave. Del Mar #974, San Clemente, California 92674

Any party may from time to time change the address to which notices to it are to be sent by giving notice of such change to the other parties in the manner set forth herein. Notices shall be deemed given on the next business day following the day such notice is posted or sent by courier in the manner described above, and if sent by telefax or telegram, on the date such notice is sent, and if delivered in person, on the date so delivered. Any notice period shall commence on the day such notice is deemed given. For the purposes of this Agreement, the term "business day" shall include all days other than Saturdays, Sundays and federal banking holidays.

19. Headings. The section headings in this Note are for reference only, and shall not limit or otherwise affect any of the terms hereof.

20. Choice of Law. This Note is executed in and shall be governed, construed and enforced in accordance with the laws of the State of California.

21. Binding Effect. This Note shall be binding upon Borrower and its successors and assigns.

IN WITNESS WHEREOF, the under signed has executed this Note, with the intention that it be a sealed instrument on the day and year first above written.

BORROWER: CAPALL STABLES, INC.
By: ______________________ , President

EXHIBIT B

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT ("Guarantee") is executed and delivered this 15th day of July, 2013 for the benefit of SC Capital. ("Lender") by Joseph Wade, (the "Guarantor"), with reference to Capall Stables, Inc. (the "Borrower").

INTRODUCTION

The Guarantor is a director, officer and the majorty stockholder of the Borrower, has asked Lender to extend credit and other financial accommodations to the Borrower. The Guarantor, will receive a substantial direct benefit of the credit and financial accommodation, and has therefore agreed to guarantee to Lender all obligations of Borrower to Lender in accordance herewith.

NOW, THEREFORE, as an inducement to Lender to extend the credit, and in consideration of the arrangement, extension and guarantee of credit by Lender, the Guarantor agrees as follows:

1. The Guarantor unconditionally and irrevocably guarantees to Lender and its successors and assigns, the prompt and proper payment in full of all amounts now and at any time hereafter payable by the Borrower to Lender as and when the same are or become due, regardless of whether the obligation therefor now exists or is hereafter created, and notwithstanding any modification thereof; the prompt and proper performance in full by the Borrower of any and all of its present and future obligations to Lender; and the payment of all costs and expenses incurred by Lender, including all court costs and reasonable legal fees, in the enforcement or attempt to enforce the obligations of the Borrower and the obligations of the Guarantor under this Guarantee (collective, the "Obligations"). The term "Borrower" as used in this Guarantee shall include the borrower's successors and assigns and any and all persons and entities controlled by or controlling or under common control with the Borrower and/or the Guarantor.

2. The liability of the Guarantor hereunder is primary, direct and not contingent upon pursuit by Lender of any remedies it may have against the Borrower or any security for the Obligations. The Guarantor hereby agrees to make payment upon demand by Lender. Each and every breach or violation of the terms of the credit or any other Obligations shall give rise to a separate cause of action hereunder and separate actions may be brought hereunder as each cause of action arises.

3. Guarantor represents and warrants to Lender that this Guarantee constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, and that Guarantor has the financial ability to meet its commitments hereunder.

4. The Guarantor hereby waives notice of each of the following acts, events and/or conditions, and agrees that the occurrence of any such act, event or condition shall in no way release, discharge or otherwise affect or impair the Guarantor from liability hereunder, in whole or in part: (a) the renewal, extension, forbearance, compromise, settlement, release, termination, waiver, modification, refinancing or granting of any indulgence of any nature whatsoever with respect to any of the Obligations; (b) the addition of or partial or entire release of any guarantor, maker, surety, endorser, indemnitor or other party or parties primarily or secondarily liable for the payment of any of the Obligations; (c) the assumption of any of the Obligations by any other person, whether by assignment, sale, sublease, conveyance or otherwise; (d) the institution of any suit or the obtaining of any judgment against the Borrower, or any guarantor, maker, surety, endorser, indemnitor or other party primarily or secondarily liable for payment or performance of any of the Obligations; or (e) any other event, circumstance or condition which might otherwise constitute a legal or equitable discharge of a guarantor. It is expressly agreed that Lender shall have no obligation to obtain, perfect or continue in effect any security interest or lien with respect to any of the Obligations. The Guarantor expressly waives notice of acceptance of this Guarantee, and waives presentment, demand for payment, notice of nonpayment, protest and diligence in the enforcement or collection of the Obligations. Any notices given to the Borrower with respect to the Obligations shall be conclusively deemed to have been simultaneously given to the Guarantor, and the Guarantor expressly waives its right to receive any and all notices in connection with this Guarantee.

5. In any action brought by Lender against the Guarantor under this Guarantee, the Guarantor shall not be entitled to interpose, or have the benefit of, any defenses that are not or would not be available to the Borrower if the same action were brought by Lender against the Borrower, and shall not be entitled to apply or asset any of the same as a set-off, counterclaim or deduction against sums due hereunder; and the Guarantor expressly waives all defenses negated by this Section.

6. All of the rights and remedies of Lender are intended to be cumulative, and no right or remedy under any one instrument is intended to be exclusive or a waiver of any other right or remedy. In the event of any nonpayment when due or failure of performance of any of the Obligations, Lender may asset and enforce any of its rights and remedies under all applicable laws and under any documents against the Guarantor and the Borrower, concurrently, or consecutively, in such sequence as it may elect, without being required to proceed against the Borrower first or at all.

7. If the Guarantor has previously advanced or shall thereafter advance any sums to the Borrower or any of its successors or assigns or if the Borrower or any of its successors or assigns shall hereafter become indebted to the Guarantor, such sums and indebtedness shall be subordinate in all respects to the amounts now or hereafter due and owing to Lender. The Guarantor hereby irrevocably waives (a) all rights the Guarantor may have at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement from the Borrower or any other person now or hereafter primarily or secondarily liable for any indebtedness to Lender, (b) any right to enforce any remedy that Lender now has or may hereafter have against the Borrower, and (c) the benefit of, and any right to participate in, any security now or hereafter held by Lender.

8. The liability of the Guarantor under this Guarantee shall remain in full force and effect notwithstanding any determination by a court of law or equity that the Obligations are not binding upon the Borrower, any liquidation, dissolution, or other termination of the Borrower, any merger, consolidation or share exchange by the Borrower, any sale of all or substantially all of the assets of the Borrower, or any other similar transaction or proceeding with respect to or by the Borrower, or the bankruptcy or insolvency of the Borrower.

9. This Guarantee is a continuing agreement, and shall continue in full force and effect until all of the Obligations have been paid or satisfied in full, and may be enforced as often as the occasion therefor arises.

10. Any judgment obtained by Lender against the Borrower shall be binding upon the Guarantor as fully as if it was a party to such action and any such judgment were rendered personally against it.

11. Upon the occurrence of any event which requires the payment of any amount hereunder, Guarantor hereby authorizes and empowers any attorney admitted to practice before any court of record in the United States to appear on behalf of Guarantor and confess judgment on behalf of Guarantor against Guarantor in the full amount due under this Agreement plus attorneys' fees of fifteen percent (15%) of such amount. (Notwithstanding the amount of any such judgment, Lender agrees by accepting this Note to use reasonable efforts to obtain legal counsel who will charge Lender for services on an hourly basis, at his or her customary hourly rates) and only for time expended and actual expenses incurred, and Lender agrees not to enforce a judgment for legal fees against Guarantor in an amount in excess of the fees and expenses actually charged to Lender for services rendered by, and for actual expenses incurred by its counsel in connection with such confession of judgment and the collection of all amounts owed by Borrower to Lender.) Guarantor waives and releases, to the extent permitted by law, presentment, demand for payment, protest, notice of non-payment or errors, and all rights of exemption, appeal, say of execution, inquisition and extension upon any levy on real estate or personal property to which Guarantor may otherwise be entitled under the laws of the United States of America now in force or which may hereafter be passed, as well as the benefit of any or every statute, ordinance, or rule of court which may be lawfully waived conferring upon Guarantor any right or privilege of exemption, stay of exercise, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against Guarantor shall be exercisable concurrently in one or more jurisdictions and shall not be exhausted or extinguished by one or more exercises thereof, or by any imperfect exercise thereof or by any judgment entered pursuant thereto. Such authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as Lender shall deem necessary or desirable, for all of which this Agreement shall be sufficient warrant.

12. All notices, consents, approvals, requests, demands and other communications which are required or may be given hereunder shall be in writing and shall be duly given if personally delivered, sent by telefax, telegram or overnight courier or posted by U.S. registered or certified mail, return receipt requested, postage prepaid and addressed to the other parties at the addresses set forth below.

Holder:	SC Capital, 575 Anton Blvd, Costa Mesa, California 92626
Guarantor:	Joseph Wade, 1539 4th Street, Santa Monica, California 90401

Any party may from time to time change the address to which notices to it are to be sent by giving notice of such change to the other parties in the manner set forth herein. Notices shall be deemed given on the next business day following the day such notice is posted or sent by courier in the manner described above, and if sent by telefax or telegram, on the date such notice is sent, and if delivered in person, on the date so delivered. Any notice period shall commence on the day such notice is deemed given. For the purposes of this Agreement, the term "business day" shall include all days other than Saturdays, Sundays and federal banking holidays.

13. If any provision of this Guarantee is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Guarantee, and this Guarantee shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein to the extent (but only to the extent) it is invalid, illegal or unenforceable.

14. This Guarantee has been executed in the State of California, and shall be construed, interpreted and enforced according to the laws of the State of California.

15. All payments to be made to Lender by the Guarantor hereunder shall be in lawful money of the United States of America.

16. In any action brought by Lender under this Agreement, Borrower consents to the exercise of personal jurisdiction over it by the courts of the State of California and agrees that venue shall be proper in any County of the State of California, in addition to any other court where venue may be proper. The Guarantor agrees that service of process may be made upon it in any such action either personally or by certified mail, return receipt requested, postage prepaid, to the Guarantor by Lender.

17. No failure to enforce any provisions of this Guarantee shall be construed as a waiver of such provisions; no waiver by Lender or any right or remedy hereunder shall be effective unless in writing, signed by Lender, nor shall the same operate as a waiver of any other or future right or remedy.

18. This Guarantee cannot be changed or terminated orally, but only by an instrument in writing signed by Lender and the Guarantor.

19. This Guarantee shall inure to the benefit of Lender, its successors and assigns, and shall be binding upon the Guarantor and its successors and assigns.

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor, under seal, with the intention of making it a sealed instrument, on the day and year first above written.

Guarantee	Joseph Wade
______________________ X:

EXHIBIT C

DESCRIPTION OF COLLATERAL:

Borrower's obligations under the Line of Credit and Promissory Note are secured with the following:

All assets, now existing or future existing, of Borrower, including but not limited to all thoroughbred’s owned by Borrower.

All assets, now existing or future existing, of Borrower’s subsidiary Capall Stables of California, including but not limited to all thoroughbred’s owned.

All assets, now existing or future existing, of any subsidiary subsequently formed or acquired by borrower, including but not limited to all thoroughbred’s owned.